Exhibit 5.1


                         [KAUFMAN & CANOLES LETTERHEAD]


                                                   July 12, 1996




James River Bankshares, Inc.
101 East Washington Street
Suffolk, VA  23434

Dear Sirs:

         In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 500,000 shares (the "Shares") of Common Stock, $5.00 par value, of James River Bankshares, Inc. (the "Company"), which may be issued pursuant to the terms of the James River Bankshares, Inc. 1996 Employee Stock Option Plan (the "Plan"), we hereby advise you that in our opinion that upon issuance pursuant to the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Kaufman & Canoles, P.C.